Exhibit (h)(4)

AMENDED AND RESTATED APPENDIX A

to the

Accounting and Pricing Services Agreement

API Efficient Frontier Growth Fund

API Efficient Frontier Capital Income Fund

API Efficient Frontier Multiple Index Fund

API Efficient Frontier Income Fund

API Efficient Frontier Value Fund

API Master Allocation Fund

Dated: May 28, 2004

Amended and Restated: February 27, 2009